Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov
	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20080694425-00 __ Filing Date and Time 10/20/2008 10:24 AM Entity Number E0427412006-4
Certificate of Amendment (PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:
Celtic Capital, Inc.
2. The articles have been amended as follows: (provide article numbers, if available)
1. The name of the corporation is Entertainment Education Arts Inc.
3. The undersigned declare that they constitute at least two-thirds of the following:
(check only one box)	☐ Incorporators	☒ board of directors

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signature: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X [ILLEGIBLE]	X
Authorized Signature	Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-Before Revised: 7-1-08